Jean-Michel Basquiat
(b. 1960–d. 1988)



The iconic Artwork is one half of a seminal pair of paintings Basquiat created in 1986. The sister painting, "Black" (1986), was also acquired by Masterworks and was the second fastest selling Basquiat painting ever on the platform.

INVESTMENT THESIS

Initial Offering Price
$8,325,000

Offering Circular
sec.gov

Similar Sales | Record Price



$12.0m
$10.0m
$8.0m
$6.0m
$4.0m
$2.0m
$0.0m
87
91
95
99
03
07
11
15
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23

Price Appreciation of Similar Works
19.0%

Sharpe Ratio (1995-2023) watch video

Jean-Michel Basquiat	▲1.21
S&P 500	0.53

0% Progress

MEMBERS ONLY



Jean-Michel Basquiat

(b. 1960–d. 1988)

Why we like this offering

1. Jean-Michel Basquiat holds the second highest auction record for any American artist at $110.5 million, only behind Warhol's "Shot Sage Marilyn" which achieved a result exceeding $195 million, and is currently the second top selling artist at auction based on 2023 sales, only behind Pablo Picasso.
2. Auction records for artworks similar in scale, medium and style are led by *Because it Hurts the Lungs* (1986), which sold for $11,319,730 at Christie's in October 2021, *Black* (1986), which sold for $8,134,650 at Sotheby's in October 2020, and later to Masterworks 288, LLC, at Christie's in May 2023, for $7,990,326.
3. The Artwork is half of a seminal pair of paintings Jean-Michel Basquiat created in 1986, which utilize similar formal strategies and themes. The related work, Black, was acquired by Masterworks 288, LLC, from Christie's Hong Kong on May 28, 2023, for $7,990,326.
4. Although the Artwork was created in 1986, just two years before the artist's death, the iconography draws from the artist's early works with familiar symbols, like the copyright symbol, anatomical illustrations, and handwriting in the style of Basquiat's graffiti alter-ego SAMO.
5. Black and Jazz are so representative of Jean-Michel Basquiat's oeuvre that they were selected as the cover images for the third and final edition of the artist's catalogue raisonné slipcase.
6. As the title suggests, Jean-Michel Basquiat honors the many twentieth-century African American jazz musicians who fought for racial justice in the Artwork. The Xerox drawing in the upper left references the famous saxophonist Charlie Parker's song "Now's the Time" and inscribes the name of his record label "Savoy." On the opposite Xerox image, Basquiat lists tracks from a recording session Parker played at Savoy Records in 1948.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$200,855,683	57	$98,000,000

Turnover by Year



432M
324M
216M
108M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned



Sold
Unsold
78
58.5
39
19.5
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	**$8,325,000**
Offering Circular	sec.gov/edgar

Painting



JAZZ



About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960 - d. 1988, New York) is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown New York art scene.

INVEST NOW

JEAN-MICHEL

BASQUIAT

b. 1960 – d. 1988, UNITED STATES


NOT K
JAZZ

$8,325,000 INITIAL OFFERING	
19.0% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	**▲1.21** SHARPE RATIO[5]
32.1% ANNUAL GROWTH OF RECORD PRICE[3]	**18.0%** MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic and oil on wood | 50 × 37 in.

The Artwork is a compelling example of Jean-Michel Basquiat's painting practice, highlighting his unique visual and technical language.

The Artwork is a compelling example of Jean-Michel Basquiat's painting practice, highlighting his unique visual and technical language. The Artwork is half of a seminal pair of paintings Jean-Michel Basquiat created in 1986, which utilize similar formal strategies and themes. The related work, Black, was acquired by Masterworks 288, LLC, from Christie's Hong Kong on May 28, 2023, for $7,990,326 (HKD 62,600,000). Black and Jazz are so representative of Jean-Michel Basquiat's oeuvre that they were selected as the cover images for the third and final edition of the artist's catalogue raisonné slipcase. Although the Artwork was created in 1986, just two years before the artist's death, the iconography draws from the artist's early works with familiar symbols, like the copyright symbol, anatomical illustrations, and handwriting in the style of Basquiat's graffiti alter-ego SAMO. As the title suggests, Jean-Michel Basquiat honors the many twentieth-century African American jazz musicians who fought for racial justice in the Artwork. The Xerox drawing in the upper left references the famous saxophonist Charlie Parker's song "Now's the Time" and inscribes the name of his record label "Savoy." On the opposite Xerox image, Basquiat lists tracks from a recording session Parker played at Savoy Records in 1948. The Artwork is a three-dimensional painting on a wooden panel with wooden boxes attached to it, which incorporates Xerox images typical of his style. In addition to these iconic illustrations, Basquiat paints the title of the work, "JAZZ," encased in a red box in the center right of the composition. Auction records for artworks similar in scale, medium and style are led by Because it Hurts the Lungs (1986), which sold for $11,319,730 (£8,227,750) at Christie's London on October 15, 2021, Black (1986), which sold for $8,134,650 at Sotheby's New York on October 28, 2020, and later to Masterworks 288, LLC, at Christie's Hong Kong on May 28, 2023, for $7,990,326 (HKD 62,600,000). The Artwork previously sold at Sotheby's New York on October 28, 2020, for $6,928,200.

BASQUIAT IS CURRENTLY THE SECOND TOP SELLING ARTIST AT AUCTION, BEHIND ONLY PABLO PICASSO ACCORDING TO ARTPRICE, WITH AUCTION RECORDS LED BY UNTITLED (1982), WHICH SOLD FOR $110,487,500 AT SOTHEBY'S NEW YORK ON MAY 18, 2017, FOLLOWED BY IN THIS CASE (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, AND UNTITLED (1982), WHICH SOLD FOR $85,000,000 AT PHILLIPS NEW YORK ON MAY 18, 2022.

The Estate of Jean-Michel Basquiat is represented by Gagosian Gallery. In 1992, the Whitney Museum of American Art in New York held the first museum retrospective of the artist. Since then, Basquiat has been the subject of numerous solo exhibitions at prestigious institutions around the world. Basquiat's works are held in the permanent collections of major institutions, including the Metropolitan Museum of Art, the Whitney Museum of American Art, and the Museum of Modern Art in New York, the Museum of Contemporary Art and The Broad in Los Angeles, the Guggenheim Abu Dhabi, and the Louis Vuitton Foundation in Paris, among many others. Basquiat is currently the second top selling artist at auction, behind only Pablo Picasso according to Artprice, with auction records led by Untitled (1982), which sold for $110,487,500 at Sotheby's New York on May 18, 2017, followed by In This Case (1983), which sold for $93,105,000 at Christie's New York on May 11, 2021, and Untitled (1982), which sold for $85,000,000 at Phillips New York on May 18, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$104,491
$55,000
$49,500
$106,260
$195,000
$220,550
$647,500
$317,500
$2,952,000
$3,284,193
$3,301,000
$6,928,200
$8,134,650
$11,319,730
$7,990,326
11/7/1990
11/3/1994
5/4/1995
12/6/1996
11/18/1998
5/14/2001
11/13/2003
11/13/2003
5/16/2007
6/27/2011
11/11/2013
10/28/2020
10/28/2020
10/15/2021
5/28/2023
Implied Historical Growth

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered one of the most important artists of the late-twentieth century and is best known for exploring themes of Black identity in America, colonization, and consumerism in his Neo-Expressionist paintings. Born in Brooklyn to a Puerto Rican mother and Haitian father, he experienced several formative moments as a child, which influenced his artwork. At just eight years old, he was struck by a car and suffered a broken arm and internal injuries, so his mother bought him a copy of Gray's Anatomy to better understand his injuries. The seminal medical textbook became one of the most common references throughout Basquiat's artwork. His mother more directly influenced his artistic sensibilities by regularly taking him to museums such as the Brooklyn Museum of Art, where he enrolled as a Junior Member at the age of six. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1, New York/New Wave, curated by Diego Cortez. Shortly after the exhibition, Basquiat was offered a studio and stipend by the gallerist Annina Noisei, who organized his first solo show at her eponymous gallery in 1982. That same year, Basquiat traveled to Los Angeles and began to work on his first show for the famed Gagosian Gallery. By the time the New York Times Magazine published a profile of Basquiat, "New Art, New Money," in 1985, his position as one of the most influential artists of the decade had already been solidified. Basquiat idolized Andy Warhol since his SAMO days and, following an introduction by gallerist Bruno Bishoffberger, the two became close friends. Warhol's untimely death in 1987 greatly distressed Basquiat, who had been struggling with drug addiction for years. On August 12, 1988, Basquiat died of an overdose in his NoHo loft on Great Jones Street in downtown Manhattan.




NOT K©
SAVOY
NOW'S THE TIME
(CHARLES PARKER)
CHARLEY PARKER'S REE BOPPERS
PER
PER HAPS
MARMADUKE
9101 STEEPLECHASE
XIAO WANG
EINSTEINIUM (ES)
ĀIDENG
LOW STOOL
JAZZ
1. FOR THE IMPORTATION
CAPITAL, THREE MILLIONS.
4. FOR MAKING OF MUSLIN
10. BREEDING HORSES.
FUEGO


NOT K
JAZZ

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: Works on wood executed from 1984 to present, that measure between 25 inches by 25 inches to 75 inches by 75 inches. The set excludes works with sparse compositions. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.0% CAGR implied from selected sales occurring from November 7, 1990, to May 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 32.1% from November 2, 1984 to December 31, 2023. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 18.0%, which is based on 119 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was November 16, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 1.21. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.